Exhibit 23.4

Consent of Independent Auditor

Riley Exploration Permian, Inc.

Oklahoma City, Oklahoma

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated September 22, 2017, relating to the combined statements of revenues and direct operating expenses of the working interests acquired by Riley Exploration—Permian, LLC from Boomer Petroleum LLC, Dernick Encore, LLC, Murfin Drilling Company, Inc. and Pacesetter Energy Permian Basin, LLC, which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

October 5, 2018